Exhibit 99.1

 Contact:   Frank E. Grzelecki            Adam Weiner or Thomas M. Daly
            of Handy & Harman             Kekst and Company
            (914) 925-4420                (212) 521-4800


                             FOR IMMEDIATE RELEASE

                                HANDY & HARMAN TO
                         EXPLORE STRATEGIC ALTERNATIVES

 NEW YORK, NY, JANUARY 23, 1998 -- Handy & Harman (NYSE: HNH) announced today that its Board of Directors has instructed management, with the assistance of Goldman, Sachs & Co., Handy & Harman's financial advisor, to explore all strategic alternatives to enhance shareholder value. Such alternatives could include, among others, transactions with third parties involving all or a material part of Handy & Harman. There can be no assurance that any transaction will be consummated.

 The Board's decision reflects the Company's continuing commitment to act in the best interests of all Handy & Harman shareholders. While the Board has not reached a definitive decision to sell Handy & Harman or to merge Handy & Harman with any other company, the Company has received a number of inquiries from interested parties and has determined that it would be prudent at this time to explore all alternatives which could enhance shareholder value.

 Handy & Harman is a diversified industrial manufacturing company with operations in materials engineering and specialty manufacturing. Handy & Harman's products include electronic components, specialty fasteners, engineered materials, specialty wire and tubing and fabricated precious metals. Handy & Harman was founded in 1867 and is headquartered in New York.

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